                                                  Filed Pursuant to Rule 424(c),
                                                    supplementing the Prospectus
                                                          dated October 22, 1999

                                                  SEC Registration No. 333-88385


                          IRVINE SENSORS CORPORATION
                             PROSPECTUS SUPPLEMENT
                             Dated April 27, 2000


Selling Stockholders

     The list of Selling Stockholders appearing beginning on page 54 of the Final Prospectus dated October 22, 1999 is hereby amended as follows:

     Of the 905,000 shares of Common Stock registered for resale on behalf of Banque Privee Edmond de Rothschild, S.A. Luxembourg, 276,209 shares have been transferred to Gerlach and Co.

     Of the 1,000,000 shares of Common Stock registered for resale on behalf of Research & Development Leasing, Inc., 500,000 shares have been transferred to James Alexiou & Elaine Alexiou Trust and 500,000 shares have been transferred to John C. Carson.

     Information with respect to the beneficial ownership of the Selling Stockholders, as of April 18, 2000, are as follows:


                                                                                 Beneficial Ownership
                                               Number of Shares                  Following Offering
                                              Beneficially Owned     Shares     ---------------------
                                                 Prior to the        to be      Number of    Percent
            Name                                   Offering           Sold        Shares      Owned
-------------------------------------------   ------------------   ----------   ----------   --------
Gerlach and Co.                                          276,209   276,209               0        --
James Alexiou & Elaine Alexiou Trust (1)                 826,708   500,000         326,708        (3)
John C. Carson (2)                                       810,254   500,000         310,254        (3)

__________
(1)  Mr. Alexiou is the Company's Chairman of the Board.
(2) Mr. Carson is the Company's Senior Vice President, Chief Technical Officer and a Director.
(3)  Less than one percent

     By this Supplement, Gerlach and Co. is included in the Prospectus as a Selling Stockholder with the right to sell 276,209 shares and each of James Alexiou & Elaine Alexiou Trust and John C. Carson is included in the Prospectus as a Selling Stockholder with the right to sell 500,000 shares.